Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sheree Aronson

VP, Investor Relations

(949) 367-9600 ext 371

saronson@glaukos.com

Glaukos Corporation Announces First Quarter 2016 Financial Results

Company Raises 2016 Net Sales Guidance

Laguna Hills, CA — May 3, 2016 — Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, today announced financial results for the first quarter ended March 31, 2016.  Key highlights include:

•      Achieved 57% net sales growth to $23.1 million in the first quarter of 2016, compared to $14.7 million in the first quarter of 2015

•      Expanded gross margin to 86% in the first quarter of 2016, compared to 81% in the first quarter of 2015

•      Reported net income attributable to Glaukos Corporation of $897,000, or $0.03 per diluted share, in the first quarter of 2016, compared to a net loss attributable to Glaukos Corporation of $966,000, or a loss of $0.40 per diluted share, in the first quarter of 2015

•      Raised 2016 net sales guidance to a range of $100 million to $102 million from prior guidance range of $90 million to $93 million

“Glaukos is off to an exceptional start in 2016 with solid first quarter performance driven by the continuing success of our flagship micro-scale glaucoma device, the iStent® Trabecular Micro-Bypass Stent,” said Thomas Burns, president and chief executive officer of Glaukos.  “We are leveraging our seasoned sales organization and growing body of compelling clinical evidence to deliver sustained sales growth, while advancing a deep pipeline of glaucoma technologies designed to address the full range of glaucoma disease states and progression.”

First Quarter 2016 Financial Results

Net sales rose 57% in the first quarter of 2016 to $23.1 million, compared to $14.7 million in the same period in 2015.  The growth reflected primarily increased iStent utilization across the company’s expanding customer base.

Gross margin for the first quarter of 2016 rose to approximately 86%, compared to approximately 81% in the same period in 2015. The company’s ability to leverage its fixed manufacturing costs and intangible amortization against higher sales contributed to the increase in gross margin in the first quarter, along with the 2016-2017 suspension of the medical device excise tax under the PATH (Protecting Americans from Tax Hikes) Act.  Additionally, sales of iStent inject® Trabecular Micro-Bypass Stent in Australia and Canada in the first quarter of 2016 had no associated cost of sales, as the manufacturing costs had been charged to R&D expense in 2015, prior to commercial launch in these countries.

Operating expenses for the first quarter of 2016 were $19.4 million, up 48% compared to $13.1 million in the same period of 2015. The increase was due primarily to higher personnel, travel and other costs associated with the ongoing expansion of the company’s global infrastructure and sales organization.

Income from operations was $621,000 in the first quarter of 2016, compared to a loss from operations of $1.2 million in the first quarter of 2015.  Net income attributable to Glaukos Corporation in the first quarter of 2016 was $897,000, compared to a net loss attributable to Glaukos Corporation of $966,000 in the same period one year ago.  Diluted net income per share for the first quarter of 2016 was $0.03, compared to a diluted net loss per share of $0.40 in the first quarter of 2015.

2016 Revenue Guidance

The company raised its 2016 net sales guidance to a range of $100 million to $102 million versus prior guidance of $90 million to $93 million.  The revised guidance implies growth in 2016 net sales of approximately 39% to 42%, compared to 2015.

Webcast & Conference Call

The company will host a conference call and simultaneous webcast today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss the results.  A link to the webcast is available on the company’s website at http://investors.glaukos.com.  To participate in the conference call, please dial 877-201-0168 (U.S.) or 647-788-4901 (international) and enter Conference ID 88498885.  A replay of the webcast will be archived on the company’s website immediately following completion of the call and will be available until August 3, 2016.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures to transform the treatment of glaucoma, one of the world’s leading causes of blindness.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm.  Glaukos launched the iStent®, its first MIGS device, in the United States in July 2012 and is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale injectable therapies designed to address the complete range of glaucoma disease states and progression.  The company believes the iStent, measuring 1.0 mm long and 0.33 mm wide, is the smallest medical device ever approved by the FDA.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this presentation.  These potential risks and uncertainties include, without limitation, uncertainties about our ability to maintain profitability; our dependence on the success and market acceptance of the iStent; our ability to leverage our sales and marketing infrastructure to increase market penetration and acceptance of our products; our dependence on a limited number of third-party suppliers for components of our products; the occurrence of a crippling accident or other disruption at our primary facility, which may materially affect our manufacturing capacity and operations; maintaining adequate coverage or reimbursement by third-party payors for procedures using the iStent or other products in development; our ability to properly train, and gain acceptance and trust from, ophthalmic surgeons in the use of our products; our ability to successfully develop and commercialize additional products; our ability to compete effectively in the highly competitive and rapidly changing medical device industry and against current and future competitors (including MIGS competitors) that are large public companies or divisions of publicly traded companies that have competitive advantages; the timing, effect and expense of navigating different regulatory approval processes as we develop additional products and penetrate foreign markets; the effect of the extensive and increasing federal and state regulation in the healthcare industry on us and our suppliers; the lengthy and expensive clinical trial process and the uncertainty of outcomes from any particular clinical trial; our ability to protect, and the expense and time-consuming nature of protecting, our intellectual property against third parties and competitors that could develop and commercialize similar or identical products; the impact of any claims against us of infringement or misappropriation of third party intellectual property rights and any related litigation; and the market’s perception of our limited operating history as a public company.  These and other known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which we expect to file on or before May 6, 2016. Our filings with the Securities and Exchange Commission are available in the Investor section of our website at www.glaukos.com or at www.sec.gov.  All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.  You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof.  We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Net sales	$23,092	$14,666
Cost of sales	3,121	2,794
Gross profit	19,971	11,872
Operating expenses:
Selling, general and administrative	12,288	7,816
Research and development	7,062	5,240
Total operating expenses	19,350	13,056
Income (loss) from operations	621	(1,184)
Other income (expense), net
Interest and other income	335	—
Interest and other expense, net	(102)	(269)
Change in fair value of stock warrant liability	43	(9)
Total other income (expense), net	276	(278)
Income (loss) before taxes	897	(1,462)
Provision for income taxes	—	—
Net income (loss)	897	(1,462)
Net loss attributable to noncontrolling interest	—	(496)
Net income (loss) attributable to Glaukos Corporation	$897	$(966)
Basic net income (loss) per share attributable to Glaukos Corporation stockholders	$0.03	$(0.40)
Diluted net income (loss) per share attributable to Glaukos Corporation stockholders	$0.03	$(0.40)
Weighted average shares used to compute basic net income (loss) per share attributable to Glaukos Corporation stockholders	32,317	2,410
Weighted average shares used to compute diluted net income (loss) per share attributable to Glaukos Corporation stockholders	35,724	2,410

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	March 31,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,392	$21,572
Short-term investments	77,848	69,552
Accounts receivable, net	9,569	7,549
Inventory	5,061	4,097
Prepaid expenses and other current assets	1,653	1,290
Restricted cash	80	80
Total current assets	104,603	104,140
Property and equipment, net	2,259	2,154
Intangible assets, net	9,305	10,218
Deposits and other assets	150	149
Total assets	$116,317	$116,661

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,584	$3,626
Accrued liabilities	6,901	7,793
Long-term debt, current portion	7,504	8,931
Deferred rent	—	12
Total current liabilities	17,989	20,362
Long-term debt, less current portion	—	765
Stock warrant liability	—	105
Other liabilities	269	238
Total liabilities	18,258	21,470

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 authorized at March 31, 2016 and December 31, 2015; no shares issued and outstanding at March 31, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value; 150,000 authorized at March 31, 2016 and December 31, 2015; 32,397 and 32,209 shares issued and 32,369 and 32,181 shares outstanding at March 31, 2016 and December 31, 2015, respectively	32	32
Additional paid-in capital	293,841	291,853
Accumulated other comprehensive income	34	51
Accumulated deficit	(195,716)	(196,613)
	98,191	95,323
Less treasury stock (28 shares as of March 31, 2016 and December 31, 2015)	(132)	(132)
Total stockholders’ equity	98,059	95,191
Total liabilities and stockholders’ equity	$116,317	$116,661

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